CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-4 of Source Petroleum, Inc. of our report dated February 7, 2006, on our audit of the balance sheet of Red Sky Resources, Inc., now known as Source Petroleum, Inc., (an exploration stage company) as of December 31, 2005, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2005, and for the cumulative period from October 14, 2001 (date of inception) to December 31, 2005.

Our report, dated February 7, 2006, contains an explanatory paragraph that states that Red Sky Resources, Inc., now known as Source Petroleum, Inc., has not realized any revenues from operations since inception and requires additional funds to maintain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm as Experts.

/s/ PETERSON SULLIVAN PLLC

February 13, 2007

Seattle, Washington